Active Apparel Group, Inc. to Acquire Everlast

Plans Call for Combined Entity to Become World Class Sports and
Marketing Company

Active Apparel to be Renamed Everlast Worldwide

NEW YORK, Aug. 22 -- Active Apparel Group, Inc. (Nasdaq: AAGP - news), today announced that it will acquire Everlast, the foremost brand in boxing and among the leaders in other sports. In a stock and cash deal valued at about $60 million, Active Apparel Group will acquire the privately held company. As a result of the acquisition, Active Apparel, which will be renamed Everlast
Worldwide, will own all worldwide licensing rights to the prominent brand as well as the company's production facilities in The Bronx, New York and Moberley, Missouri. The deal, which should close before the end of the year, will be immediately accretive to earnings.

         Founded in 1910, Everlast soon became one of the most widely recognized athletic brands in the world and has become virtually synonymous with boxing. Many noted and legendary boxers such as Joe Louis, Jack Dempsey, "Sugar" Ray Robinson, George Foreman, and Evander Holyfield have won and defended their championships in Everlast trunks and gloves. To this day, Everlast has leveraged this allegiance to capture market share. In 1999, Everlast products accounted for 8 of the top 10 selling boxing equipment products -- over 50% of bag, glove and accessory sales, and over 80% of protective equipment sales. At the retail level, Everlast brand equipment and apparel has generated over $200 million in annual revenues.

         "The opportunity to acquire a brand name on a par with Everlast is quite rare. It is a brand rich in heritage and one that possesses an incredible degree of consumer awareness. In a sense, it is like owning a piece of American history. We think of Everlast as a world class brand; one that can easily stand along side the likes of the major brands in the activewear and sporting goods markets," said George Q Horowitz, Active Apparel's chairman, president and chief executive officer. "We are excited that our two companies, who've shared over eight years of successful partnership, can now take this relationship to the next level. The


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synergies of this combination will benefit our shareholders in that they now own a company that has nearly twice as many revenues, is profitable and infinitely more prominent. But most of all, consumers will benefit from increased availability of Everlast brand equipment, apparel and accessories at an increasing number of retail locations."

         A highly synergistic addition to Active Apparel's product lines, Everlast will introduce Active Apparel to its customers and vice versa. Over 3,500 retailers sell Everlast equipment and apparel, including Gart's, The Sports Authority, Big 5 Corp., Modell's, Inc. and Dick's Sporting Goods, many of which already have strong relationships with Active Apparel.

         "George Horowitz and Active Apparel have been valuable partners since we introduced Everlast women's apparel in 1992," said Ben Nadorf, who became a joint owner of Everlast in 1958 and sole owner and president in 1995. "Understandably, quite a few companies were interested in acquiring Everlast, but I felt most comfortable handing the reins over to George. His closeness to the company and his understanding of our brand dynamics and vision were chief considerations in our decision to consummate this deal. As a licensor, we have watched George build Active Apparel into a dynamic and highly successful company. We are confident that under George's care and management, Everlast will continue to thrive and increase in popularity."

         Upon completion of the acquisition, Mr. Horowitz will serve as Chairman and Chief Executive Officer of the combined entity. Mr. Nadorf will remain with the company and serve as President of the Everlast Sporting Goods Division.

         Following the close of the acquisition, Active Apparel will introduce a new strategy aimed at realizing the synergistic benefits of the two companies. Active Apparel will primarily endeavor to increase the number, scope and global presence of its licensing arrangements. While opening new international markets, the company will seek licensing arrangements for the introduction of new, high quality products utilizing the Everlast name. Active Apparel will also look to leverage Everlast's production capabilities to introduce new equipment and accessories. In addition, the acquisition will transfer ownership of the http://www.everlast.com domain to Active Apparel, the prominence of which the company will leverage to expand its primary e-commerce marketing initiatives.


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About Active Apparel Group, Inc.

         Headquartered in New York City, Active Apparel Group, Inc. is a designer, marketer and supplier of women's and men's activewear, sportswear, and swimwear. The Company sells its product collections under the Everlast brand name in addition to other exclusive licensing arrangements. The Company's products are manufactured by third party independent manufacturing contractors and are sold to over 20,000 retail locations throughout the United States and Canada, including a variety of department stores, specialty stores, catalog operations and better mass merchandisers. Active Apparel's Web site can be found at http://www.everlastusa.com.

About Everlast

         Founded in 1910, Everlast World's Boxing Headquarters Corp. is the preeminent brand in the world of boxing and is among the most dominant brands in the overall sporting goods and apparel industries. Over the past 90 years, Everlast products have become the "Choice of Champions(TM)", having been used for training and professional fights by many of the biggest names in the sport. Everlast is the market leader in nearly all of its product categories, responsible for leading eight of the top ten boxing equipment products in sales. In addition to producing and marketing the equipment and accessories, Everlast licenses its brand to providers of men's and women's sportswear and active wear, children's wear, footwear, watches, cardiovascular exercise equipment and gym/duffel bags. At the retail level, Everlast's licensed products generate over $200 million in revenues.

         This release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the Company's expansion into new markets, competition, technological advances and availability of managerial personnel.



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